Exhibit 99.2

NAVIENT REPORTS SECOND-QUARTER 2019 FINANCIAL RESULTS

WILMINGTON, Del., July 23, 2019 — Navient (Nasdaq: NAVI) today released its second-quarter 2019 financial results.

OVERALL RESULTS

•   GAAP net income of $153 million ($0.64 diluted earnings per share) compared to $83 million ($0.31 diluted earnings per share) in the year-ago quarter.

•   Adjusted(1) diluted Core Earnings(2) per share of $0.74 compared to $0.52 in the year-ago quarter.

•   Core Earnings of $175 million ($0.74 diluted Core Earnings per share) compared to $131 million ($0.49 diluted Core Earnings per share) in the year-ago quarter.

CEO COMMENTARY – “Our exceptional second-quarter results reflect continued momentum across all aspects of our business,” said Jack Remondi, CEO and president. “We also continue to see significant declines in the delinquency rates for both our FFELP and Private Education Loan customers, reflecting the strength of the economy and our commitment to customer success. Additionally, private loan refi originations have provided an attractive lower-cost solution to over 30,000 student-loan borrowers this year.”

HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• FFELP Loan delinquency rate decreased 19% from the year-ago quarter. • Asset recovery revenue increased $24 million (71%) from the year-ago quarter.
CONSUMER LENDING SEGMENT

•   Originated $846 million of Private Education Refinance Loans, a 34% increase from $629 million in the year-ago quarter.

•   Sold $412 million of Refinance Loans resulting in a $16 million pre-tax gain.

•   Private Education Loan delinquency rate declined 15% from the year-ago quarter.

BUSINESS PROCESSING SEGMENT	• EBITDA(2) margin of 17%. • Contingent collections receivables inventory increased 29% to $15.0 billion from the year-ago quarter.
CAPITAL	• Repurchased 9.6 million common shares with $207 million repurchase authority remaining. • Paid $37 million in common stock dividends. • Tangible net asset ratio(2) of 1.27x.
FUNDING & LIQUIDITY	• Issued $1.9 billion in term ABS. • Repurchased $138 million of senior unsecured debt resulting in a $32 million Core Earnings pre-tax gain. • Retired $819 million of senior unsecured debt.
EXPENSES

•   Adjusted Core Earnings expenses(3) increased $47 million to $240 million, primarily due to the release of a $40 million reserve in the year-ago quarter, $6 million of costs associated with proxy contest matters ($9 million year-to-date) and $5 million of transition services expense in the current quarter. Adjusting for these additional items, expenses were down 2%.

(1)

Adjusted diluted Core Earnings per share, a non-GAAP financial measure, excludes $2 million and $10 million of restructuring and regulatory-related expenses in second-quarter 2019 and second-quarter 2018, respectively. Second-quarter 2019 regulatory costs are net of a $10 million insurance policy reimbursement for costs related to such matters.

(2)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see page 4.

(3)

Adjusted Core Earnings expenses, a non-GAAP financial measure, exclude $2 million and $10 million of restructuring and regulatory-related expenses in second-quarter 2019 and second-quarter 2018, respectively. Second-quarter 2019 regulatory costs are net of a $10 million insurance policy reimbursement for costs related to such matters.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS

In this segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the U.S. Department of Education and other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q19	1Q19	2Q18

Net interest income	$145	$146	$166
Provision for loan losses	8	8	40
Other revenue	122	119	102

Total revenue	259	257	228
Expenses	89	91	36

Pre-tax income	170	166	192

Net income	$131	$127	$148

Segment net interest margin	.81%	.80%	.82%
FFELP Loans:
FFELP Loan spread	.87%	.87%	.89%
Provision for loan losses	$8	$8	$40
Charge-offs	$7	$17	$17
Charge-off rate	.05%	.11%	.11%
Greater than 30-days delinquency rate	10.5%	11.0%	13.0%
Greater than 90-days delinquency rate	6.1%	5.2%	7.5%
Forbearance rate	12.9%	12.7%	12.2%
Average FFELP Loans	$69,084	$71,226	$78,170
Ending FFELP Loans, net	$67,956	$69,908	$76,609

(Dollars in billions)
Number of accounts serviced for ED (in millions)	5.7	5.9	6.0
Total federal loans serviced	$289	$293	$294
Contingent collections receivables inventory	$26.3	$26.8	$15.4

DISCUSSION OF RESULTS — 2Q19 vs. 2Q18

•	Core Earnings were $131 million compared to $148 million in the year-ago quarter.

•	Net interest income decreased $21 million primarily due to the natural paydown of the portfolio.

•

Provision for loan losses decreased $32 million, primarily due to a higher temporary future charge-off estimate in the year-ago quarter as a result of an elevated use of disaster forbearance at the end of 2017 and other factors.

○	Charge-offs declined 59% to $7 million from the year-ago quarter.

○	FFELP Loans greater than 30-days delinquency rate decreased 19% from the year-ago quarter.

•	Other revenue increased $20 million primarily due to a $24 million (71%) increase in asset recovery revenue as a result of higher account resolution.

•

On an adjusted basis, expenses increased $8 million primarily as a result of the increase in asset recovery revenue discussed above. Adjusted expenses exclude $5 million of costs in second-quarter 2019 in connection with transition services and the release of a $40 million reserve in second-quarter 2018 due to the resolution of a contingency.

•	The company acquired $43 million of FFELP Loans in the quarter.

CONSUMER LENDING

In this segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q19	1Q19	2Q18

Net interest income	$186	$187	$193
Provision for loan losses	60	68	72
Other revenue	19	3	3

Total revenue	145	122	124
Expenses	34	38	39

Pre-tax income	111	84	85

Net income	$85	$65	$66

Segment net interest margin	3.22%	3.22%	3.21%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.45%	3.45%	3.48%
Provision for loan losses	$60	$68	$72
Charge-offs	$87	$94	$75
Charge-off rate	1.6%	1.7%	1.3%
Greater than 30-days delinquency rate	5.0%	5.2%	5.9%
Greater than 90-days delinquency rate	2.5%	2.6%	2.7%
Forbearance rate	2.9%	2.5%	3.8%
Average Private Education Loans	$22,463	$22,761	$23,320
Ending Private Education Loans, net	$21,564	$22,141	$22,568
Private Education Refinance Loans:
Charge-offs	$1	$1	$—
Greater than 90-days delinquency rate	—%	—%	—%
Average Private Education Refinance Loans	$4,252	$3,644	$1,488
Ending Private Education Refinance Loans	$4,256	$4,026	$1,756
Private Education Refinance Loan originations	$846	$984	$629

DISCUSSION OF RESULTS — 2Q19 vs. 2Q18

•	Originated $846 million of Private Education Refinance Loans in the quarter.

•	Core Earnings were $85 million compared to $66 million in the year-ago quarter.

•	Net interest income decreased $7 million primarily due to the natural paydown of the portfolio.

•	Provision for loan losses decreased $12 million. Private Education Loan performance results include:

○

Charge-offs of $87 million, up $12 million from $75 million in second-quarter 2018 as expected. Charge-offs in the year-ago quarter were unusually low due to the impact of temporary natural disaster forbearances granted at the end of 2017 and beginning of 2018.

○	Private Education Loan delinquencies greater than 90 days: $524 million, down $78 million from $602 million in second-quarter 2018.

○	Private Education Loan delinquencies greater than 30 days: $1.1 billion, down $237 million from second-quarter 2018.

○	Private Education Loan forbearances: $641 million, down $244 million from $885 million in second-quarter 2018.

•	Other revenue increased $16 million due to the $16 million gain on the sale of $412 million of Refinance Loans in the quarter.

•	Expenses were $5 million lower primarily as a result of ongoing efficiency gains.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q19	1Q19	2Q18

Revenue from government services	$40	$42	$41
Revenue from healthcare services	25	26	24

Total fee revenue	65	68	65
Expenses	56	55	54

Pre-tax income	9	13	11

Net income	$7	$10	$8

EBITDA(1)	$11	$14	$12
EBITDA Margin(1)	17%	21%	18%
Contingent collections receivables inventory (in billions)	$15.0	$15.0	$11.6

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see below.

DISCUSSION OF RESULTS — 2Q19 vs. 2Q18

•	Core Earnings were $7 million compared to $8 million in the year-ago quarter.

•	Contingent collections receivables inventory increased 29% to $15.0 billion from the year-ago quarter as a result of new placements.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release:

1. Core Earnings

The difference between the company’s Core Earnings and its GAAP results is that Core Earnings excludes the impacts of: (1) mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. Management uses Core Earnings in making decisions regarding the company’s performance and the allocation of corporate resources and, as a result, our segment results are presented using Core Earnings. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these Core Earnings measures to monitor the company’s business performance. See “Core Earnings” on pages 13 – 21 for a reconciliation between GAAP net income and Core Earnings.

2. Tangible Net Asset Ratio

This ratio measures the amount of assets available to retire the company’s unsecured debt. Management and our equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding. See “Tangible Net Asset Ratio” on page 22 for a reconciliation of the tangible net asset ratio calculation.

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the operating performance of the Business Processing segment and is used by management and our equity investors to monitor operating performance and determine the value of those businesses. See “Earnings before Interest, Taxes, Depreciation and Amortization Expense (‘EBITDA’)” on page 22 for a reconciliation of the EBITDA calculation for the Business Processing segment.

* * *

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2018 (filed with the SEC on Feb. 26, 2019). Certain reclassifications have been made to the balances as of and for the three months ended June 30, 2018, to be consistent with classifications adopted for 2019, and had no effect on net income, total assets or total liabilities.

Navient will host an earnings conference call tomorrow, July 24, 2019, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 50696465 starting at 7:45 a.m. ET.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through August 7, 2019, at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 50696465.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2018, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leader in education loan management and business processing solutions for education, healthcare and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin and other locations. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			SIX MONTHS ENDED
(In millions, except per share data)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
GAAP Basis
Net income	$153	$128	$83	$281	$210
Diluted earnings per common share	$.64	$.52	$.31	$1.16	$.78
Weighted average shares used to compute diluted earnings per share	238	247	269	242	269
Net interest margin, Federal Education Loan segment	.83%	.76%	.68%	.79%	.74%
Net interest margin, Consumer Lending segment	3.31%	3.28%	3.27%	3.30%	3.29%
Return on assets	.64%	.53%	.31%	.58%	.39%
Ending FFELP Loans, net	$67,956	$69,908	$76,609	$67,956	$76,609
Ending Private Education Loans, net	21,564	22,141	22,568	21,564	22,568

Ending total education loans, net	$89,520	$92,049	$99,177	$89,520	$99,177

Average FFELP Loans	$69,084	$71,226	$78,170	$70,149	$79,478
Average Private Education Loans	22,463	22,761	23,320	22,611	23,536

Average total education loans	$91,547	$93,987	$101,490	$92,760	$103,014

Core Earnings Basis(1)
Net income	$175	$136	$131	$312	$238
Diluted earnings per common share	$.74	$.55	$.49	$1.29	$.89
Adjusted diluted earnings per common share(2)	$.74	$.58	$.52	$1.32	$.95
Weighted average shares used to compute diluted earnings per share	238	247	269	242	269
Net interest margin, Federal Education Loan segment	.81%	.80%	.82%	.81%	.82%
Net interest margin, Consumer Lending segment	3.22%	3.22%	3.21%	3.22%	3.22%
Return on assets	.73%	.56%	.49%	.65%	.44%
Ending FFELP Loans, net	$67,956	$69,908	$76,609	$67,956	$76,609
Ending Private Education Loans, net	21,564	22,141	22,568	21,564	22,568

Ending total education loans, net	$89,520	$92,049	$99,177	$89,520	$99,177

Average FFELP Loans	$69,084	$71,226	$78,170	$70,149	$79,478
Average Private Education Loans	22,463	22,761	23,320	22,611	23,536

Average total education loans	$91,547	$93,987	$101,490	$92,760	$103,014

(1)

Core Earnings are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation, of Core Earnings, see the section titled “Non-GAAP Financial Measures — Core Earnings.”

(2)

Adjusted diluted Core Earnings per share, a non-GAAP financial measure, excludes restructuring and regulatory expenses of $2 million, $8 million and $10 million for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively, and $10 million and $21 million for the six months ended June 30, 2019 and June 30, 2018, respectively. Regulatory costs for the three and six months ended June 30, 2019, are net of a $10 million insurance policy reimbursement for costs related to such matters.

RESULTS OF OPERATIONS

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures – Core Earnings” for further discussion).

GAAP STATEMENTS OF INCOME (UNAUDITED)

				June 30, 2019 vs. March 31, 2019		June 30, 2019 vs. June 30, 2018
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2019	March 31, 2019	June 30, 2018	$	%	$	%
Interest income:
FFELP Loans	$742	$763	$760	$(21)	(3)%	$(18)	(2)%
Private Education Loans	436	443	442	(7)	(2)	(6)	(1)
Other loans	1	1	1	—	—	—	—
Cash and investments	25	27	24	(2)	(7)	1	4

Total interest income	1,204	1,234	1,227	(30)	(2)	(23)	(2)
Total interest expense	911	949	929	(38)	(4)	(18)	(2)

Net interest income	293	285	298	8	3	(5)	(2)
Less: provisions for loan losses	68	76	112	(8)	(11)	(44)	(39)

Net interest income after provisions for loan losses	225	209	186	16	8	39	21
Other income (loss):
Servicing revenue	60	62	71	(2)	(3)	(11)	(15)
Asset recovery and business processing revenue	123	119	99	4	3	24	24
Other income (loss)	11	16	13	(5)	(31)	(2)	(15)
Gains on sales of loans	16	—	—	16	100	16	100
Gains (losses) on debt repurchases	44	15	(7)	29	193	51	(729)
Gains (losses) on derivative and hedging activities, net	(32)	7	(40)	(39)	(557)	8	(20)

Total other income (loss)	222	219	136	3	1	86	63
Expenses:
Operating expenses	241	256	201	(15)	(6)	40	20
Goodwill and acquired intangible asset impairment and amortization expense	11	7	6	4	57	5	83
Restructuring/other reorganization expenses	1	1	2	—	—	(1)	(50)

Total expenses	253	264	209	(11)	(4)	44	21

Income before income tax expense	194	164	113	30	18	81	72
Income tax expense	41	36	30	5	14	11	37

Net income	$153	$128	$83	$25	20%	$70	84%

Basic earnings per common share	$.65	$.52	$.31	$.13	25%	$.34	110%

Diluted earnings per common share	$.64	$.52	$.31	$.12	23%	$.33	106%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	SIX MONTHS ENDED June 30,		Increase (Decrease)
(In millions, except per share data)	2019	2018	$	%
Interest income:
FFELP Loans	$1,506	$1,483	$23	2%
Private Education Loans	879	873	6	1
Other loans	2	2	—	—
Cash and investments	52	41	11	27

Total interest income	2,439	2,399	40	2
Total interest expense	1,860	1,773	87	5

Net interest income	579	626	(47)	(8)
Less: provisions for loan losses	144	199	(55)	(28)

Net interest income after provisions for loan losses	435	427	8	2
Other income (loss):
Servicing revenue	122	140	(18)	(13)
Asset recovery and business processing revenue	242	207	35	17
Other income (loss)	27	1	26	2,600
Gains on sales of loans	16	—	16	100
Gains (losses) on debt repurchases	59	(8)	67	(838)
Gains (losses) on derivative and hedging activities, net	(25)	8	(33)	(413)

Total other income (loss)	441	348	93	27
Expenses:
Operating expenses	497	476	21	4
Goodwill and acquired intangible asset impairment and amortization expense	18	16	2	13
Restructuring/other reorganization expenses	2	9	(7)	(78)

Total expenses	517	501	16	3

Income before income tax expense	359	274	85	31
Income tax expense	78	64	14	22

Net income	$281	$210	$71	34%

Basic earnings per common share	$1.17	$.79	$.38	48%

Diluted earnings per common share	$1.16	$.78	$.38	49%

Dividends per common share	$.32	$.32	$—	—%

GAAP BALANCE SHEET (UNAUDITED)

(In millions, except share and per share data)	June 30, 2019	March 31, 2019	June 30, 2018
Assets
FFELP Loans (net of allowance for losses of $67, $67 and $82, respectively)	$67,956	$69,908	$76,609
Private Education Loans (net of allowance for losses of $1,151, $1,178 and $1,297, respectively)	21,564	22,141	22,568
Investments	222	207	362
Cash and cash equivalents	1,746	1,206	1,622
Restricted cash and cash equivalents	2,680	3,014	3,386
Goodwill and acquired intangible assets, net	769	780	798
Other assets	3,383	3,323	3,604

Total assets	$98,320	$100,579	$108,949

Liabilities
Short-term borrowings	$6,785	$7,505	$4,752
Long-term borrowings	86,776	88,140	98,690
Other liabilities	1,447	1,491	1,762

Total liabilities	95,008	97,136	105,204

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 450 million, 450 million and 445 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,181	3,174	3,134
Accumulated other comprehensive income (loss), net of tax	(80)	43	203
Retained earnings	3,418	3,303	3,114

Total Navient Corporation stockholders’ equity before treasury stock	6,523	6,524	6,455
Less: Common stock held in treasury: 220 million, 210 million and 180 million shares, respectively	(3,222)	(3,094)	(2,741)

Total Navient Corporation stockholders’ equity	3,301	3,430	3,714
Noncontrolling interest	11	13	31

Total equity	3,312	3,443	3,745

Total liabilities and equity	$98,320	$100,579	$108,949

CONSOLIDATED EARNINGS SUMMARY — GAAP BASIS

Three Months Ended June 30, 2019 Compared with Three Months Ended June 30, 2018

For the three months ended June 30, 2019, net income was $153 million, or $0.64 diluted earnings per common share, compared with net income of $83 million, or $0.31 diluted earnings per common share, for the year-ago period.

The primary contributors to the increase in net income are as follows:

•	Net interest income decreased by $5 million, primarily as a result of the natural paydown of the education loan portfolio.

•	Provisions for loan losses decreased $44 million as a result of:

○

The provision for FFELP loan losses was $8 million, down $32 million primarily due to a higher temporary future charge-off estimate in the year-ago quarter as a result of an elevated use of disaster forbearance at the end of 2017 and other factors. Charge-offs were $7 million in second-quarter 2019, down from $17 million in the year-ago quarter.

○

The provision for Private Education Loan losses was $60 million, down $12 million. Charge-offs increased $12 million, as expected, as charge-offs in the year-ago quarter were unusually low due to the impact of temporary natural disaster forbearances granted at the end of 2017 and beginning of 2018. Loan delinquencies greater than 90 days decreased by $78 million and forbearances decreased by $244 million compared with the year-ago quarter. Outstanding Private Education Loans decreased $1.0 billion from the year-ago quarter. These factors along with the continued improvement in the portfolio’s performance resulted in the $12 million decrease in the Private Education Loan provision.

•	Asset recovery and business processing revenue increased by $24 million due to higher account resolution.

•	Net gains on sales of loans increased by $16 million, due to the $16 million gain on sale of $412 million of Private Education Refinance Loans in second-quarter 2019.

•

Net gains on debt repurchases increased by $51 million. We repurchased $138 million of debt at a $44 million gain in second-quarter 2019 compared to $1.3 billion repurchased at a $7 million loss in the year-ago quarter. Debt repurchase activity fluctuates based on market fundamentals and our liability management strategy. As a result, gains or losses on our debt repurchase activity may vary in future periods.

•

Net losses on derivative and hedging activities decreased $8 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding regulatory-related costs of $1 million and $8 million, respectively, operating expenses were $240 million and $193 million in second-quarter 2019 and 2018, respectively. On an adjusted basis, expenses were $4 million lower primarily as a result of ongoing cost-saving initiatives across the Company. Adjusted 2019 expenses exclude $6 million of costs associated with proxy contest matters and $5 million of transition services costs, and adjusted 2018 expenses exclude the release of a $40 million reserve related to the resolution of a contingency. Second-quarter 2019 regulatory costs are net of a $10 million insurance policy reimbursement for costs related to such matters.

•

During the second quarters of 2019 and 2018, the Company incurred $1 million and $2 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

We repurchased 9.6 million shares of our common stock during the second-quarter 2019. There were no repurchases in the year-ago quarter. As a result of repurchases, our average outstanding diluted shares decreased by 31 million common shares (or 12%) from the year-ago period.

Six Months Ended June 30, 2019 Compared with Six Months Ended June 30, 2018

For the six months ended June 30, 2019, net income was $281 million, or $1.16 diluted earnings per common share, compared with net income of $210 million, or $0.78 diluted earnings per common share, for the six months ended June 30, 2018.

The primary contributors to the increase in net income are as follows:

•	Net interest income decreased by $47 million, primarily as a result of the natural paydown of the education loan portfolio.

•	Provisions for loan losses decreased $55 million as a result of:

○

The provision for FFELP loan losses was $15 million, down $35 million primarily due to a higher temporary charge-off estimate in the year-ago period as a result of an elevated use of disaster forbearance at the end of 2017 and other factors.

○

The provision for Private Education Loan losses was $128 million, down $21 million. Charge-offs increased $28 million, as expected, as charge-offs in the year-ago period were unusually low due to the impact of temporary natural disaster forbearances granted at the end of 2017 and beginning of 2018. Loan delinquencies greater than 90 days decreased by $78 million and forbearances decreased by $244 million compared with the year-ago period. Outstanding Private Education Loans decreased $1.0 billion from the year-ago period. These factors along with the continued improvement in the portfolio’s performance resulted in the $21 million decrease in the Private Education Loan provision.

•	Asset recovery and business processing revenue increased by $35 million due to higher account resolution.

•

Other income increased $26 million primarily due to a decrease in foreign currency translation losses and to transition services revenue. The foreign currency translation gains (losses) relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains (losses) are partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•	Net gains on sales of loans increased by $16 million, due to the $16 million gain on sale of $412 million of Private Education Refinance Loans in second-quarter 2019.

•

Net gains on debt repurchases increased by $67 million. We repurchased $184 million of debt at a $59 million gain in the six months ended June 30, 2019 compared to $1.3 billion repurchased at an $8 million loss in the year-ago period. Debt repurchase activity fluctuates based on market fundamentals and our liability management strategy. As a result, gains or losses on our debt repurchase activity may vary in future periods.

•

Net gains on derivative and hedging activities decreased $33 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding regulatory-related costs of $8 million and $12 million, respectively, operating expenses were $489 million and $464 million in the six months ended June 30, 2019 and 2018, respectively. On an adjusted basis, expenses were $27 million lower primarily as a result of ongoing cost-saving initiatives across the Company. Adjusted 2019 expenses exclude $9 million of costs associated with proxy contest matters and $12 million of transition services costs. Adjusted 2018 expenses exclude the release of a $40 million reserve related to the resolution of a contingency and a $9 million one-time fee paid to convert $3 billion of Private Education Loans from a third-party servicer to Navient’s servicing platform. Regulatory costs in the current period are net of a $10 million insurance policy reimbursement for costs related to such matters.

•

During the six months ended June 30, 2019 and 2018, the Company incurred $2 million and $9 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

We repurchased 19.0 million shares of our common stock during the six months ended June 30, 2019. There were no repurchases in the year-ago period. As a result of repurchases, our average outstanding diluted shares decreased by 27 million common shares (or 10%) from the year-ago period.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release: (1) Core Earnings, (2) Tangible Net Asset Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide Core Earnings disclosure in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED JUNE 30, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$758	$436	$—	$—	$1,194	$1	$(17)	$(16)	$1,178
Other loans	—	1	—	—	1	—	—	—	1
Cash and investments	14	4	—	7	25	—	—	—	25

Total interest income	772	441	—	7	1,220	1	(17)	(16)	1,204
Total interest expense	627	255	—	42	924	(2)	(11)	(13)	911

Net interest income (loss)	145	186	—	(35)	296	3	(6)	(3)	293
Less: provisions for loan losses	8	60	—	—	68	—	—	—	68

Net interest income (loss) after provisions for loan losses	137	126	—	(35)	228	3	(6)	(3)	225
Other income (loss):
Servicing revenue	57	3	—	—	60	—	—	—	60
Asset recovery and business processing revenue	58	—	65	—	123	—	—	—	123
Other income (loss)	7	—	—	4	11	(38)	6	(32)	(21)
Gains on sales of loans	—	16	—	—	16	—	—	—	16
Gains on debt repurchases	—	—	—	32	32	35	(23)	12	44

Total other income (loss)	122	19	65	36	242	(3)	(17)	(20)	222
Expenses:
Direct operating expenses	89	34	56	—	179	—	—	—	179
Unallocated shared services expenses	—	—	—	62	62	—	—	—	62

Operating expenses	89	34	56	62	241	—	—	—	241
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	11	11	11
Restructuring/other reorganization expenses	—	—	—	1	1	—	—	—	1

Total expenses	89	34	56	63	242	—	11	11	253

Income (loss) before income tax expense (benefit)	170	111	9	(62)	228	—	(34)	(34)	194
Income tax expense (benefit)(2)	39	26	2	(14)	53	—	(12)	(12)	41

Net income (loss)	$131	$85	$7	$(48)	$175	$—	$(22)	$(22)	$153

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(3)	$—	$(3)
Total other income (loss)	(20)	—	(20)
Goodwill and acquired intangible asset impairment and amortization	—	11	11

Total Core Earnings adjustments to GAAP	$(23)	$(11)	(34)

Income tax expense (benefit)			(12)

Net income (loss)			$(22)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$779	$443	$—	$—	$1,222	$1	$(17)	$(16)	$1,206
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	16	5	—	6	27	—	—	—	27

Total interest income	796	448	—	6	1,250	1	(17)	(16)	1,234
Total interest expense	650	261	—	39	950	4	(5)	(1)	949

Net interest income (loss)	146	187	—	(33)	300	(3)	(12)	(15)	285
Less: provisions for loan losses	8	68	—	—	76	—	—	—	76

Net interest income (loss) after provisions for loan losses	138	119	—	(33)	224	(3)	(12)	(15)	209
Other income (loss):
Servicing revenue	59	3	—	—	62	—	—	—	62
Asset recovery and business processing revenue	51	—	68	—	119	—	—	—	119
Other income (loss)	9	—	—	5	14	(1)	10	9	23
Gains on debt repurchases	—	—	—	15	15	4	(4)	—	15

Total other income (loss)	119	3	68	20	210	3	6	9	219
Expenses:
Direct operating expenses	91	38	55	—	184	—	—	—	184
Unallocated shared services expenses	—	—	—	72	72	—	—	—	72

Operating expenses	91	38	55	72	256	—	—	—	256
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	7	7	7
Restructuring/other reorganization expenses	—	—	—	1	1	—	—	—	1

Total expenses	91	38	55	73	257	—	7	7	264

Income (loss) before income tax expense (benefit)	166	84	13	(86)	177	—	(13)	(13)	164
Income tax expense (benefit)(2)	39	19	3	(20)	41	—	(5)	(5)	36

Net income (loss)	$127	$65	$10	$(66)	$136	$—	$(8)	$(8)	$128

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(15)	$—	$(15)
Total other income (loss)	9	—	9
Goodwill and acquired intangible asset impairment and amortization	—	7	7

Total Core Earnings adjustments to GAAP	$(6)	$(7)	(13)

Income tax expense (benefit)			(5)

Net income (loss)			$(8)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total “Core Earnings”	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$775	$442	$—	$—	$1,217	$3	$(18)	$(15)	$1,202
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	12	3	—	9	24	—	—	—	24

Total interest income	788	445	—	9	1,242	3	(18)	(15)	1,227
Total interest expense	622	252	—	49	923	10	(4)	6	929

Net interest income (loss)	166	193	—	(40)	319	(7)	(14)	(21)	298
Less: provisions for loan losses	40	72	—	—	112	—	—	—	112

Net interest income (loss) after provisions for loan losses	126	121	—	(40)	207	(7)	(14)	(21)	186
Other income (loss):
Servicing revenue	68	3	—	—	71	—	—	—	71
Asset recovery and business processing revenue	34	—	65	—	99	—	—	—	99
Other income (loss)	—	—	—	3	3	7	(37)	(30)	(27)
Losses on debt repurchases	—	—	—	(7)	(7)	—	—	—	(7)

Total other income (loss)	102	3	65	(4)	166	7	(37)	(30)	136
Expenses:
Direct operating expenses	36	39	54	—	129	—	—	—	129
Unallocated shared services expenses	—	—	—	72	72	—	—	—	72

Operating expenses	36	39	54	72	201	—	—	—	201
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	36	39	54	74	203	—	6	6	209

Income (loss) before income tax expense (benefit)	192	85	11	(118)	170	—	(57)	(57)	113
Income tax expense (benefit)(2)	44	19	3	(27)	39	—	(9)	(9)	30

Net income (loss)	$148	$66	$8	$(91)	$131	$—	$(48)	$(48)	$83

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(21)	$—	$(21)
Total other income (loss)	(30)	—	(30)
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total Core Earnings adjustments to GAAP	$(51)	$(6)	(57)

Income tax expense (benefit)			(9)

Net income (loss)			$(48)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,537	$879	$—	$—	$2,416	$2	$(33)	$(31)	$2,385
Other loans	1	1	—	—	2	—	—	—	2
Cash and investments	30	9	—	13	52	—	—	—	52

Total interest income	1,568	889	—	13	2,470	2	(33)	(31)	2,439
Total interest expense	1,278	516	—	80	1,874	2	(16)	(14)	1,860

Net interest income (loss)	290	373	—	(67)	596	—	(17)	(17)	579
Less: provisions for loan losses	15	129	—	—	144	—	—	—	144

Net interest income (loss) after provisions for loan losses	275	244	—	(67)	452	—	(17)	(17)	435
Other income (loss):
Servicing revenue	117	5	—	—	122	—	—	—	122
Asset recovery and business processing revenue	108	—	134	—	242	—	—	—	242
Other income (loss)	15	1	—	9	25	(39)	16	(23)	2
Gains on sales of loans	—	16	—	—	16	—	—	—	16
Gains on debt repurchases	—	—	—	47	47	39	(27)	12	59

Total other income (loss)	240	22	134	56	452	—	(11)	(11)	441
Expenses:
Direct operating expenses	180	72	111	—	363	—	—	—	363
Unallocated shared services expenses	—	—	—	134	134	—	—	—	134

Operating expenses	180	72	111	134	497	—	—	—	497
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	18	18	18
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	180	72	111	136	499	—	18	18	517

Income (loss) before income tax expense (benefit)	335	194	23	(147)	405	—	(46)	(46)	359
Income tax expense (benefit)(2)	77	44	6	(34)	93	—	(15)	(15)	78

Net income (loss)	$258	$150	$17	$(113)	$312	$—	$(31)	$(31)	$281

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(17)	$—	$(17)
Total other income (loss)	(11)	—	(11)
Goodwill and acquired intangible asset impairment and amortization	—	18	18

Total Core Earnings adjustments to GAAP	$(28)	$(18)	(46)

Income tax expense (benefit)			(15)

Net income (loss)			$(31)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2018
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total “Core Earnings”	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,507	$873	$—	$—	$2,380	$11	$(35)	$(24)	$2,356
Other loans	2	—	—	—	2	—	—	—	2
Cash and investments	19	6	—	16	41	—	—	—	41

Total interest income	1,528	879	—	16	2,423	11	(35)	(24)	2,399
Total interest expense	1,193	490	—	91	1,774	4	(5)	(1)	1,773

Net interest income (loss)	335	389	—	(75)	649	7	(30)	(23)	626
Less: provisions for loan losses	50	149	—	—	199	—	—	—	199

Net interest income (loss) after provisions for loan losses	285	240	—	(75)	450	7	(30)	(23)	427
Other income (loss):
Servicing revenue	134	6	—	—	140	—	—	—	140
Asset recovery and business processing revenue	70	—	137	—	207	—	—	—	207
Other income (loss)	1	—	—	5	6	(7)	10	3	9
Losses on debt repurchases	—	—	—	(8)	(8)	—	—	—	(8)

Total other income (loss)	205	6	137	(3)	345	(7)	10	3	348
Expenses:
Direct operating expenses	115	95	113	—	323	—	—	—	323
Unallocated shared services expenses	—	—	—	153	153	—	—	—	153

Operating expenses	115	95	113	153	476	—	—	—	476
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	16	16	16
Restructuring/other reorganization expenses	—	—	—	9	9	—	—	—	9

Total expenses	115	95	113	162	485	—	16	16	501

Income (loss) before income tax expense (benefit)	375	151	24	(240)	310	—	(36)	(36)	274
Income tax expense (benefit)(2)	86	35	6	(55)	72	—	(8)	(8)	64

Net income (loss)	$289	$116	$18	$(185)	$238	$—	$(28)	$(28)	$210

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2018
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(23)	$—	$(23)
Total other income (loss)	3	—	3
Goodwill and acquired intangible asset impairment and amortization	—	16	16

Total Core Earnings adjustments to GAAP	$(20)	$(16)	(36)

Income tax expense (benefit)			(8)

Net income (loss)			$(28)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Core Earnings net income attributable to Navient Corporation	$175	$136	$131	$312	$238
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	(23)	(6)	(51)	(28)	(20)
Net impact of goodwill and acquired intangible assets	(11)	(7)	(6)	(18)	(16)
Net tax effect	12	5	9	15	8

Total Core Earnings adjustments to GAAP	(22)	(8)	(48)	(31)	(28)

GAAP net income attributable to Navient Corporation	$153	$128	$83	$281	$210

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$(32)	$7	$(40)	$(25)	$8
Plus: Gains (losses) on fair value hedging activity included in interest expense	7	2	—	9	—

Total gains (losses)	(25)	9	(40)	(16)	8
Plus: Settlements on derivative and hedging activities, net(1)	38	1	(7)	39	7

Mark-to market gains (losses) on derivative and hedging activities, net(2)	13	10	(47)	23	15
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(17)	(17)	(18)	(33)	(35)
Other derivative accounting adjustments(3)	(19)	1	14	(18)	—

Total net impact of derivative accounting	$(23)	$(6)	$(51)	$(28)	$(20)

(1)	See “Reclassification of Settlements on Derivative and Hedging Activities” below for a detailed breakdown of these components.

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Floor Income Contracts	$(48)	$2	$13	$(46)	$44
Basis swaps	7	(9)	(13)	(2)	31
Foreign currency hedges	43	18	(38)	61	(73)
Other	11	(1)	(9)	10	13

Total mark-to-market gains (losses) on derivative and hedging activities, net	$13	$10	$(47)	$23	$15

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Reclassification of Settlements on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(1)	$(1)	$(3)	$(2)	$(11)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	(2)	4	10	2	4
Net realized gains (losses) on terminated derivative contracts reclassified to other income	(35)	(4)	—	(39)	—

Total reclassifications of settlements on derivative and hedging activities	$(38)	$(1)	$7	$(39)	$(7)

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of June 30, 2019, derivative accounting has decreased GAAP equity by approximately $249 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Beginning impact of derivative accounting on GAAP equity	$(109)	$(34)	$115	$(34)	$5
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(140)	(75)	(7)	(215)	103

Ending impact of derivative accounting on GAAP equity	$(249)	$(109)	$108	$(249)	$108

(1) Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(23)	$(6)	$(51)	$(28)	$(20)
Tax impact of derivative accounting adjustment recognized in net income	6	1	13	6	(7)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(123)	(70)	31	(193)	130

Net impact of net mark-to-market gains (losses) under derivative accounting	$(140)	$(75)	$(7)	$(215)	$103

(a) See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods. As of June 30, 2019, the remaining amortization term of the net floor premiums was approximately 4 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on these hedges are recorded in accumulated other comprehensive income. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of June 30, 2019, the remaining hedged period is approximately 5 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018
Unamortized net Floor premiums (net of tax)	$(100)	$(112)	$(150)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(564)	(592)	(661)

Total hedged Floor Income, net of tax(1)(2)	$(664)	$(704)	$(811)

(1)  $(863) million, $(914) million and $(1.1) billion on a pre-tax basis as of June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

(2)  Of the $664 million as of June 30, 2019, approximately $112 million, $191 million and $164 million will be recognized as part of Core Earnings net income in 2019, 2020 and 2021, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Core Earnings goodwill and acquired intangible asset adjustments	$(11)	$(7)	$(6)	$(18)	$(16)

2. Tangible Net Asset Ratio

This ratio measures the amount of assets available to retire the Company’s unsecured debt. Management and Navient’s equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding required. The tangible net asset ratio is calculated as:

(Dollars in billions)	June 30, 2019	March 31, 2019	June 30, 2018
GAAP assets	$98.3	$100.6	$108.9
Less:
Goodwill and acquired intangible assets	.8	.8	.8
Secured debt	83.1	84.5	90.8
Other liabilities, adjustments for the impact of derivative accounting under GAAP and unamortized net floor premiums	.9	.9	1.2

Tangible net assets	$13.5	$14.4	$16.1

Divided by:
Unsecured debt (par)	$10.6	$11.5	$13.1

Tangible net asset ratio	1.27x	1.25x	1.23x

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the amount of operating cash flow generated by the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Pre-tax income	$9	$13	$11	$23	$24
Plus:
Depreciation and amortization expense(1)	2	1	1	2	2

EBITDA	$11	$14	$12	$25	$26

Divided by:
Total revenue	$65	$68	$65	$134	$137

EBITDA margin	17%	21%	18%	19%	19%

(1)	There is no interest expense in this segment.

FINANCIAL CONDITION

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance — GAAP and Core Earnings Basis

	June 30, 2019		March 31, 2019		June 30, 2018

(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$686		$784		$929
Loans in forbearance(2)	641		575		885
Loans in repayment and percentage of each status:
Loans current	20,369	95.0%	20,886	94.8%	20,867	94.1%
Loans delinquent 31-60 days(3)	327	1.5	358	1.6	453	2.1
Loans delinquent 61-90 days(3)	219	1.0	224	1.0	252	1.1
Loans delinquent greater than 90 days(3)	524	2.5	559	2.6	602	2.7

Total Private Education Loans in repayment	21,439	100%	22,027	100%	22,174	100%

Total Private Education Loans, gross	22,766		23,386		23,988
Private Education Loan unamortized discount	(691)		(724)		(847)

Total Private Education Loans	22,075		22,662		23,141
Private Education Loan receivable for partially charged-off loans	640		657		724
Private Education Loan allowance for losses	(1,151)		(1,178)		(1,297)

Private Education Loans, net	$21,564		$22,141		$22,568

Percentage of Private Education Loans in repayment		94.2%		94.2%		92.4%

Delinquencies as a percentage of Private Education Loans in repayment		5.0%		5.2%		5.9%

Loans in forbearance as a percentage of loans in repayment and forbearance		2.9%		2.5%		3.8%

Cosigner rate(4)		53%		54%		60%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for the second-quarter 2019, first-quarter 2019 and second-quarter 2018.

Allowance for Loan Losses

Our allowance for Private Education Loan losses does not include Purchased Credit Impaired (“PCI”) loans as those loans are separately reserved for, as needed. Related to the $2.8 billion of Purchased Non-Credit Impaired Loans acquired in 2017 at a discount, there is no allowance for loan losses established as of June 30, 2019, as the remaining purchased discount associated with the Private Education Loans of $298 million as of June 30, 2019 remains greater than the incurred losses. However, in accordance with our policy, there was $4 million, $4 million and $3 million of both charge-offs and provision recorded for Purchased Non-Credit Impaired Loans in the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively, and $7 million and $9 million in the six months ended June 30, 2019 and 2018, respectively.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Allowance at beginning of period	$1,178	$1,201	$1,298	$1,201	$1,297
Provision for Private Education Loan losses:
Purchased Non-Credit Impaired Loans, acquired at a discount	4	4	3	7	9
Remaining loans	56	64	69	121	140

Total provision	60	68	72	128	149
Total charge-offs(1)	(87)	(94)	(75)	(181)	(153)
Reclassification of interest reserve(2)	1	3	2	4	4
Loan sales	(1)	—	—	(1)	—

Allowance at end of period	$1,151	$1,178	$1,297	$1,151	$1,297

Charge-offs as a percentage of average loans in repayment (annualized)	1.6%	1.7%	1.3%	1.7%	1.4%
Allowance coverage of charge-offs (annualized)	3.3	3.1	4.3	3.2	4.2
Allowance as a percentage of the ending total loan balance	4.9%	4.9%	5.2%	4.9%	5.2%
Allowance as a percentage of ending loans in repayment	5.4%	5.3%	5.8%	5.4%	5.8%
Ending total loans(3)	$23,406	$24,043	$24,712	$23,406	$24,712
Average loans in repayment	$21,854	$22,061	$22,289	$21,957	$22,474
Ending loans in repayment	$21,439	$22,027	$22,174	$21,439	$22,174

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of June 30, 2019, we considered several factors with respect to our Private Education Loan portfolio. Charge-offs increased $12 million, as expected, as charge-offs in the year-ago quarter were unusually low due to the impact of temporary natural disaster forbearances granted at the end of 2017 and beginning of 2018. Loan delinquencies greater than 90 days decreased by $78 million and forbearances decreased by $244 million compared with the year-ago quarter. Outstanding Private Education Loans decreased $1.0 billion from the year-ago quarter. These factors along with the continued improvement in the portfolio’s performance resulted in the $12 million decrease in provision.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and Core Earnings-basis are the same).

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Receivable at beginning of period	$657	$674	$741	$674	$760
Expected future recoveries of current period defaults(1)	18	20	19	38	38
Recoveries(2)	(33)	(34)	(36)	(67)	(74)
Charge-offs(3)	(2)	(3)	—	(5)	—

Receivable at end of period	$640	$657	$724	$640	$724

(1)	Represents our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.5 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans. We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are a part of our ongoing liquidity needs. We repurchased 9.6 million shares of common stock for $126 million in the second quarter of 2019 and have $207 million of remaining share repurchase authority as of June 30, 2019.

SOURCES OF LIQUIDITY AND AVAILABLE CAPACITY

Ending Balances

(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,746	$1,206	$1,625
Unencumbered FFELP Loans	256	465	429

Total GAAP and Core Earnings basis	$2,002	$1,671	$2,054

Average Balances

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,171	$992	$1,722	$1,083	$1,609
Unencumbered FFELP Loans	490	638	618	563	759

Total GAAP and Core Earnings basis	$1,661	$1,630	$2,340	$1,646	$2,368

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of June 30, 2019, March 31, 2019, and June 30, 2018, the maximum additional capacity under these facilities was $1.1 billion, $1.3 billion and $1.8 billion, respectively. For the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, the average maximum additional capacity under these facilities was $1.3 billion, $1.1 billion and $1.6 billion, respectively. For the six months ended June 30, 2019 and 2018, the average maximum additional capacity under these facilities was $1.2 billion and $1.9 billion, respectively. As of June 30, 2019, the maturity dates of the FFELP Loan-other facilities ranged from November 2019 to April 2021.

Liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facilities. Maximum borrowing capacity under the Private Education Loan-other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered Private Education Loans. As of June 30, 2019, March 31, 2019 and June 30, 2018, the maximum additional capacity under these facilities was $1.3 billion, $1.3 billion and $830 million, respectively. For the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, the average maximum additional capacity under these facilities was $1.4 billion, $956 million and $719 million, respectively. For the six months ended June 30, 2019 and 2018, the average maximum additional capacity under these facilities was $1.2 billion and $804 million, respectively. As of June 30, 2019, the maturity dates of the Private Education Loan facilities ranged from October 2019 to December 2021.

At June 30, 2019, we had a total of $5.9 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.8 billion of our unencumbered tangible assets of which $2.5 billion and $256 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of June 30, 2019, we had $8.1 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $4.1 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2018.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	June 30, 2019	March 31, 2019	June 30, 2018
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.4	$4.5	$4.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	3.7	4.1	5.2
Tangible unencumbered assets(1)	5.9	6.2	6.4
Senior unsecured debt	(10.5)	(11.5)	(13.0)
Mark-to-market on unsecured hedged debt(2)	(.4)	(.2)	—
Other liabilities, net	(.6)	(.4)	(.5)

Total tangible equity — GAAP Basis	$2.5	$2.7	$2.9

(1)	At June 30, 2019, March 31, 2019 and June 30, 2018, excludes goodwill and acquired intangible assets, net, of $769 million, $780 million and $798 million, respectively.

(2)

At June 30, 2019, March 31, 2019 and June 30, 2018, there were $341 million, $155 million and $(70) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).